Exhibit 10.8

Exhibit 10.8

[Letterhead of John S. Reed]

December 1, 2004

Mr. John A. Thain

Chief Executive Officer

New York Stock Exchange Inc.

11 Wall Street

New York, NY 10005

Dear John:

This letter describes the retirement and welfare benefits that you will receive as Chief Executive Officer of the New York Stock Exchange, Inc. (the “Exchange”). This letter supercedes all previous agreements between you and the Exchange regarding these matters.

During our discussions regarding your future leadership of the Exchange, you expressed your desire to waive any rights you may have to participate in many of the Exchange’s employee benefit plans, programs and arrangements. This letter confirms that, except as specifically provided in this letter, by signing below, you irrevocably waive any rights that you have to participate in, and receive benefits under, any employee benefit plan, program or arrangement maintained by the Exchange and the plans are deemed amended accordingly. This waiver includes, but is not limited to, the Revised Retirement Plan for Eligible Employees of the New York Stock Exchange and Subsidiary Companies, the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, New York Stock Exchange, Inc. Supplemental Executive Retirement Plan, New York Stock Exchange, Inc. Supplemental Executive Savings Plan and, except as provided below, the Welfare Benefit Plan of New York Stock Exchange, Inc. (the “Welfare Benefit Plan”).

However, you will be eligible to participate in the medical, dental, vision and short-term disability benefit plan portions of the Welfare Benefit Plan and the Exchange’s executive medical spending program.

In addition, pursuant to this letter agreement, three percent (3%) of your base salary from the Exchange (your “Deferred Salary”) will be retained from your base salary and credited to a book-entry account established for your benefit. The Exchange will also make a deemed contributions to the book-entry account equal to one hundred percent (100%) of your Deferred Salary, up to a maximum of One Hundred Twenty Thousand Dollars ($120,000) per year. The total amount credited to the book-entry account will be funded through a “rabbi trust.”

A deemed amount of “earnings” will also be credited to the amount credited to the book-entry account. The measurement of earnings on the amount credited to the book-entry account will be selected by you pursuant to procedures approved by the Exchange’s Human Resources & Compensation Committee, from among the same measuring alternatives offered under the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (the “SESP”) for the measuring of earnings under the SESP. You may change the selection of your measuring alternatives with respect to the book-entry account at the same times as similar elections are permitted under the SESP. Earnings will be computed and credited to the balance in your book-entry account as of the same dates as earnings are credited under the SESP, at a rate equal to the performance of the measuring alternatives selected by you for the applicable period.

You (or in the event of your death, a beneficiary designated by you) may elect any form of distribution that is available under the SESP in which to receive the amounts credited to the book-entry account. However, distribution will not commence until the earlier of (i) the later of your attainment of age 60 or your termination of employment from the Exchange or (ii) your death.

Please note that your deferred compensation benefit is not subject to alienation, transfer, assignment, garnishment, execution or levy of any kind. Moreover, your deferred compensation benefit is “unfunded” and will be paid by the Exchange out of its general assets. Therefore, your right to receive your deferred compensation benefit is no greater than the right of any unsecured general creditor of the Exchange.

Please indicate your acceptance by signing in the space provided below and returning this letter to me.

Sincerely,

New York Stock Exchange, Inc.

/s/ John S. Reed
John S. Reed
Chairman

Agreed to and Accepted by :

/s/ John A. Thain
John A. Thain

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